EXHIBIT 99.1

WEBCAST TRANSCRIPT

SB Financial Group, Inc.

First Quarter 2014 Financial Results

Conference Call Script

April 22, 2014 at 2:00 PM Eastern

Operator:

Good afternoon and welcome to the SB Financial Group “First Quarter 2014 Conference Call and Webcast.”  At this time, I would like to inform you that this conference call is being recorded and that all participants are in a “listen only” mode. Should you need assistance, please signal the conference specialist by pressing the star key followed by zero. We will begin with remarks by management and then open the conference up to the investment community for questions & answers.  We expect the call to last about an hour.  I would now like to turn the conference over to Linda Sickmiller with SB Financial.  Please go ahead, Linda.

Linda Sickmiller, Investor Relations, SB Financial Group, Inc.

Good afternoon, everyone.  I would like to remind you that this conference call is being broadcast live over the Internet and will also be archived and available on our web site at www.yoursbfinancial.com under Investor Relations.  Joining me today are Mark Klein, President and Chief Executive Officer; Tony Cosentino, Chief Financial Officer; and, Jon Gathman, Senior Lending Officer.

Before I turn the call over to Mark and Tony, let me add that this call may contain forward-looking statements regarding SB Financial Group’s financial performance, anticipated plans, operational results and objectives.  Forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied on our call today.

We have identified a number of different factors within the Forward-Looking Statements at the end of our earnings release, and you are encouraged to review those factors.  SB Financial Group undertakes no obligation to update any forward-looking statement, except as required by law, after the date of this call.

I will now turn the call over to Mark Klein.  Mark, please go ahead.

Mark Klein, President & CEO, SB Financial Group, Inc.

Thank you, Linda, and good afternoon everyone.  Welcome to our first-quarter conference call.  We issued our release on results yesterday after the market closed and it can be found on our website, as well as our 8-K filed with the SEC.

I will begin with some opening comments about our first-quarter and then Tony Cosentino will provide more insight on our financial performance.

Hopefully, you have had a chance to review our first-quarter earnings release but some of the key takeaways are:

•	Earnings per share were $0.20, a decline from the linked quarter and the year-ago quarter
•	Nonperforming assets declined $1.5 million to 1.05 percent of total assets;
•	Operating expenses were down $600 thousand year-over-year
•	And portfolio loans increased by $26.5 million, or 5.8 percent year-over-year

The decline in net income was primarily due to the significant reduction in mortgage loan volume and margin compression –issues being faced by all banks -- exacerbated by late-quarter balance sheet growth of over $4.6 Million, excluding loans held for sale.  Expenses remained relatively flat from the linked quarter but down 9 percent from the year ago quarter.  Improvements were also noted in our asset quality numbers, as loan losses were generally constrained to previously allocated credits, allowing us the latitude to alleviate the first quarter provision.

Overall, it was a challenging quarter.  Lackluster economic activity affected the entire banking industry, continued consumer deleveraging constrained borrowing, the potential implications of the Affordable Care Act have been a pervasive distraction, and the transition to a residential purchase-money market from a refinance market has been sporadic.

That said, we remain focused on the execution of our strategic goal to grow our company into a top-quartile performing financial services company.

The key initiatives that we have identified to help us reach that goal are:

•	Increase profitability through ongoing diversification of revenue streams
•	Strengthen our penetration in all markets served
•	Expand product service utilization by new and existing clients
•	Deliver gains in operational excellence
•	And….sustain our asset quality

I would like to make a few comments about our progress on each of these this quarter.

With regard to revenue diversity:  Although we experienced slower mortgage refinancing activity versus year-ago levels, revenue diversity continues to be a key strength for our Company, with 35 percent of our revenue coming from fee income – ahead of peers although down slightly from last year’s highs.

•
Mortgage banking – mortgage banking volume declined significantly this quarter to $33 million, generating $817 thousand in revenue.  We were able to identify and book over 90 percent, or approximately $31 Million, of purchases.  Even as systemic origination volume has contracted, our nearly $609 Million servicing portfolio continues to generate a healthy $1.7 Million annually in ongoing servicing revenue; an advantage we intend to leverage as we work to deepen our relationships with these largely single-service households.  Under the direction of our newly-appointed “Client Experience Officer,” we intend to increase the scale of our presence in these newer households in the coming quarters.  Recently, we added more mortgage lenders in our NW and Central Ohio markets to drive additional volume momentum in 2014.  Furthermore, we just completed an agreement with an investor that will allow us to originate and sell fixed-rate construction loans.  We feel this market will begin expanding in 2014, enabling us to capture market share while limiting long-term interest-rate risk.

•
Wealth management and related revenue continue to be an area of focus for our company.  Although we had solid portfolio growth of 9.6 percent, a net of distributions this past year, a market pull-back coupled with distributions this quarter reduced our Assets under Management to $336 Million.  We remain committed to expanding this business line in all of our markets including Columbus in 2015.  One of our strategies late last year was to incorporate our brokerage business under the wealth management umbrella and to add staff to that business.  Adding this additional service to a number of our existing households fits well into our strategic plan.

Finally, as we outlined last quarter, the realignment of our entire consumer Demand Deposit product line-up, scheduled for the second quarter, is on track.  This company-wide initiative will potentially drive revenue expansion and position us well for improved efficiency, transactional account growth and potential acquisitions.

Our second initiative continues to be growing our market share; increasing our presence in the higher-growth, lower-share markets of Columbus and Toledo.

•
Commercial lending growth in our Toledo Region was $4.9 Million this past quarter and our Columbus Region accounted for another $4.3 million; collectively these two regions accounted for all of our $8.4 Million loan growth this quarter including loans held for sale.

•	Our commitments to client care by our regional leaders, as that trusted partner, are providing the momentum
•
I am pleased to report, that after a lengthy application process, the Small Business Administration just awarded us “preferred lender” status.  In addition to improving our flexibility and responsiveness to client loan requests, it will be another opportunity to expand our critical fee income business.

Another strategic priority continues to be to increase product service utilization by our clients.  We remain committed to building deeper customer relationships, with a deliberate effort to effectively cross-sell services to our new and existing clients.

•
As a result of our cross-sell efforts this past quarter, we booked an additional 1,130 services to new clients.  Our new “Client Experience Officer” works daily with our sales staff to ensure our strategies in all business lines are well conceived, implemented and produce results.

•
As with prior quarters, all business lines continue to work well together as evidenced by our ability to find internal cross-selling opportunities.  This quarter, 53 percent of our staff referred business to another business line, generating 422 referrals with 188 closing, or 44 percent, for over $7 Million in additional business.  Our efforts to proactively solve client needs are providing positive outcomes and will continue to be a potential differentiator in our pursuit of more market share.

•
Last quarter, we announced our initiative to strengthen our presence in the household with the addition of one more consumer services - a State Bank, rewards-based credit card.  In just 10 months, we have reached 1,254 accounts with $902 thousand in balances and $5.6 million of credit lines; we are now firmly entrenched in the credit card business.  Our eye is still on our 2014 goal of 2,000 accounts with $2 Million in balances.  Building our consumer loan balances continues to be an area of concentration, as they not only build the critical earning-asset levels we desire, but help solidify our position within the household.

Next, I will turn to operational excellence.  Operating expenses, year-over-year, are down 8.9 percent as a result of newly-identified efficiencies associated with  the systemic decline in mortgage lending, as well as lower operational expenses.

•
Past infrastructure investments are available to provide a framework for growing our book of mortgage and commercial loans in all markets.  While loan growth was not robust in the first quarter for the reasons we noted above, we did see over $26 Million in growth compared with the same period last year, and $5 million in growth from year-end 2013.  We do remain optimistic about our ability to leverage our infrastructure to grow total revenue.

Lastly, we remain pleased with our asset quality metrics.  Past due loans are just 61 basis points, and nonperforming assets are at a five year low, and reserves to non-performing loans are at an acceptable 109 percent.  Our rigorous underwriting and regimented loan review processes are in place to help to ensure our market leadership continues.

Overall, it was a fairly challenging quarter.  We fought to mitigate the effects of the transition to a residential purchase market, identified, attracted and won new, quality commercial loans late in the quarter and reduced operating expenses.  In order to continue to provide and improve our expense levels, we will be closing our one and only “in-store” office here in Defiance in the third quarter.  Our strategy is to leverage the strength we have built with the client in the electronic banking arena and to provide and to position ourselves to recognize further gains.

At this time, I would like to turn the call over to our CFO, Tony Cosentino, to give you more detail from the financial perspective. Tony…

Tony Cosentino, Chief Financial Officer, SB Financial Group, Inc.

Thanks, Mark.  I will start with a few comments on some of the broad financial sector trends that are affecting our results.

•	First, the quarter was impacted by the winter weather. The number of people out in the market looking for houses and borrowing money was down from the linked quarter and the prior year.
•	The refinance market has, for all intents and purposes, gone away. Of our mortgage volume this quarter, only 8 percent was refinance business.
•	And lastly, the economy is still not giving us the lift in our markets. Our customers business is slower and that is impacting our results.

Now, let’s look at our results in the context of Mark’s comments on our strategic initiatives and overall industry conditions.

Let’s start with the income statement and the effect of the interest rate environment and the decline in mortgage originations as the year progressed:

•	On the revenue front:
o
Net interest income on a fully-taxable equivalent basis was down year-over-year by 8.7 percent and down 3.4 percent to the linked quarter.  While end of period loan balances were up $26.5 million, or 5.8 percent, from the prior year, the bulk of the growth came in the very last part of the quarter.  This portends well for the coming quarters, but our average earning assets were not where we needed them to be.

o
On the funding side, we continue to reduce our cost of interest bearing liabilities which came in at 74 basis points for the quarter.  This was down 18 percent from the 90 basis points in the first quarter of 2013.  We recognize that the positive impact of lower funding costs is declining as we were down just 2 basis points from the linked quarter.

•	Turning to fee income, the mortgage discussion is the main headline.
o
This quarter marks the first quarter since third quarter of 2011 that our net mortgage banking revenue was below $1 million.  That run of 9 quarters of million-plus performance has added to our customer base and established our bank as a premiere mortgage originator and servicer.

o
For the quarter, originations of $33.6 million were down 53 percent from the prior year, and down $6.1 million, or 15 percent, from the linked quarter. Despite these lower volumes, our gains on the mortgages sold for the quarter stayed above our target level at 2.05 percent.  Our servicing portfolio of $609 million provided revenue for the quarter of $388 thousand and is on pace to deliver the $1.7 million in revenue Mark mentioned earlier, which is an 18 percent increase over the 2013 level.

o
Servicing rights on the portfolio continue to gain in value.  At March 31, 2014, these rights are $5.23 million, a 29 percent improvement over the first quarter of 2013.  The value of these servicing rights at 86 basis points undervalues the bulk of our portfolio that has been added over the last few years; these now exceed 105 basis points on average.

o
We still have a slight impairment remaining of $199 thousand, and we added to that impairment this quarter by $18 thousand.  With the expected rise in rates and the slowdown anticipated in mortgage prepayment speeds, we will likely recapture all of our remaining impairment in 2014.

o
Mortgage is, and has been, a key product for our entry into the household and our pipeline has increased throughout March and April.  We expect to return to a more normalized level of originations in the coming months.

•	Turning next to our assets under management business:
o
The declines in the market kept revenues flat with the prior year, and we were down slightly compared to the linked quarter.  Our $336 million under management in wealth management continues to supplement our other revenue streams. In addition, we have increased assets within our brokerage platform, up over $14 million [transcript correction – this amount was misstated during the call; the actual amount is $4 million] in new assets, an 18 percent growth rate from year-end.

•	Turning to the Expense side:
o
This quarter we were down 8.9 percent from the prior year, and 1.9 percent from the linked quarter.  The bulk of that improvement was volume related, as commission expense for mortgage and incentive compensation for balance sheet growth were both below prior year levels.

o
In addition, our costs for FDIC insurance, franchise tax and credit administration have all declined vs. the prior-year period.  We feel especially good about our expense improvement as our results include significant expense costs that were weather-related this quarter.  Our costs for the quarter in utilities, snow removal, etc., were well above any of our prior-year run rates.

o
We expect expenses to rise in conjunction with revenue increases going forward. This year, however, we do expect high single-digit reductions on a comparative basis over 2013, as last year’s expenses included one-time costs related to our name and logo change that will not be repeated in 2014.

•	Turning now to the balance sheet:
o
As I discussed earlier, we ramped up our loan production and acquisition late in the quarter.  While our average loan balances were up just $16.6 million, or 3.6 percent, we were able to increase period-end loan outstandings over the prior-year quarter by $26.5 million, or a 5.8 percent increase.  We also have a strong pipeline both for on-balance sheet and for saleable SBA products.  Although our SBA production in the first quarter was zero as we had not yet been designated a preferred lender.  SBA production during the remainder of the year is a key component of our 2014 plan.

o
Loan growth was diverse for the quarter.  Commercial real estate led the way with $12.9 million followed by residential real estate growth of $8.2 million and Commercial of $5.3 million.  Over the last 10 quarters, including the current quarter, we have grown loan outstandings in 8 of those quarters.

o
On the deposit side, we are flat to the prior year, but up 2.8 percent compared to the linked quarter.  We decided early this quarter to pursue some longer duration retail deposit funding.  This funding came in at an approximate cost of 1.3 percent, but we believe it will be a great hedge against the expected rise in rates.

•	I want to finish my comments today discussing asset quality:
o
Nonperforming loans and assets continued to decline in the first quarter of 2014. Total NPAs now stand at $6.8 million, 91 percent in nonperforming loans, and 9 percent, or $615 thousand, in OREO properties.  The total level of NPAs is down $1.5 million from the year-ago first quarter and down $419 thousand from the linked quarter.  Clearly having our NPA ratio near 1 percent at March 31, was a major accomplishment and a direct result of very hard work over the last three years.

o
We have one large credit that comprises 23 percent of our total problem assets. We expect to deal with this credit in 2014 as it winds its way through bankruptcy proceedings.  Our OREO balances of $615 thousand are predominately residential real estate properties and our stated values should match closely to proceeds upon disposition.

o
Coverage of our NPLs, with our allowance, stayed above the 1-to-1 level at 109 percent.  While our allowance to total loans did decline this quarter to 1.40 percent, we feel that our coverage remains appropriate given our risk profile.

o
We did not set aside provision this quarter, following a trend from the fourth quarter of 2013.  However, if we aggregate the last five quarters, we have had total net charge-offs of $985 thousand versus provision expense of $900 thousand, a near 1-to-1 ratio.  We expect that total charge-offs will continue in the lower end of our historical range going forward.

In summary, this was a challenging quarter, as Mark indicated, but we are pleased with our top-quartile asset quality performance and with the 5.8 percent increase in loan outstandings.  I will now turn the call back over to Mark for his final comments.

Mark Klein, President & CEO, SB Financial Group, Inc.

Thank you, Tony.

In closing, we remain committed to our strategic goal to build our company into a “top-quartile” performer.  Our key strategies are rooted in:

•	Improving profitability and capital position
•	Proactive management of our interest rate risk
•	Expansion of our client base
•	Maintaining the asset quality
•	And…organic growth

As we look around the corner to the remaining three quarters of 2014, we see opportunity. We anticipate a mildly improving economy in terms of GDP growth and stronger employment numbers; both positive indications of the ability and interest of the consumer to take on more debt.  These, in turn, we feel, will lead to a potentially stronger business climate, furthering the economic expansion cycle.

Our over-arching goal, which drives our commitment to consistent, higher-performance, is always to remain the provider of choice for our current clients and the unique, differentiated alternative for prospective ones.

In summary, we experienced a fairly challenging quarter.  However, with some economic tailwinds and a resurgence of the residual purchase market, that we’ve already begun to witness, as well as margin contribution in future quarters from our hard-fought $5 Million in loan growth, we are poised to move closer to being a top-quartile financial services company.

Linda – We’ll open it for questions…

Linda Sickmiller, Investor Relations, SB Financial Group, Inc.

Thank you.  Operator Chad, we are now ready for our first question.

*** Operator provides instructions for placing a question ***

Matthew Dodson, JWest, LLC: Hey, guys, congratulations on a, ah, a great quarter. Just a couple things real quick. Can you kinda help us understand NIM? It was down 11 basis points sequentially 40 basis points year over year, and I understand you didn’t get the benefit of, ah, the loans kind of during the quarter, but going forward, can we kind of expect a snap-back to that 11 basis points?

Tony Cosentino: Ah, yah, hi Matt, this is Tony - um, yah, I think we haven’t reached the bottom of the margin cycles for our bank, um, we do think we’ll have a little further deterioration here in the coming quarter, but it will certainly not be to the length that it was. Ah, year over year we had a little, ah, remnants in the first quarter of ’13 from our deferral on our trust preferred’s that added a little bit to our, ah, costs, um, and we have had added some longer-termed funding here in the first quarter of ’14 as a potential hedge against rising rates, um, we do hope that the loan volume we’ve put on here late in the quarter will help us maintain a little bit higher margin going forward.

Matthew Dodson, JWest, LLC: And then can you kind of help us understand your impairment? You guys were talking about your, on your servicing rights, I would have expected that you guys would’ve kinda marked that up this quarter because of refinancing stopping.

Tony Cosentino: Yah – couple things there. We certainly have increased the value of our new mortgages we’re putting on the books from an OMSR perspective. Um, and our portfolio is a little bit unique in that its predominantly newer in activity, so we tended to have a lot of variability in 2011 and 2012; we certainly have had less variability going forward. I think most of the servicers will be showing some impairment across the board this quarter. Ours was very slight – at $18,000 – um, our portfolio overall at 86 basis points – there’s just not the ability to mark that up unless you’ve, you’re pretty aggressive up front in terms of the gains you’ve taken. Ah, I think we’ll capture that over the length of this year as we have higher volume, but we’re pretty fully valued, really, unless someone from the outside would offer it to us; but internally, we feel pretty good about our valuation.

Matthew Dodson, JWest, LLC: And then last question. Can you kind of help me understand, kind of, your pipeline, as you exited the quarter for loan growth?

Mark Klein: I’ll, uh, Matt – good afternoon, this is Mark Klein.  Ah, pipeline appears to be very good; we’re seeing some systemic lift in our more robust markets; again, one of our key strategies has been to attack those, ah, denser rural and denser urban markets, and clearly Toledo and Columbus have been great. And Jon Gathman is here with us – Jon, maybe you can kind of touch a bit on what you see on the pipelines.

Jon Gathman: Sure, thanks Mark. No, I agree, we finished, again as Tony alluded to, we finished the quarter very, very strong and that continued into April, more like, of course, partway through the quarter here, but we’ve seen a continuation of those bookings through the first part of April. The pipeline, particularly in our larger markets is very, very strong – um, Toledo and Columbus have had both closings and some new opportunities, so, ah, all appearances at this point are we’re going to continue that momentum we gained in the last half of March into the second quarter.

Mark Klein: Another bright spot, Matt, is that, ah, we’re in the Fort Wayne market – the only market we’re in in Indiana – we just attracted and hired a, ah, market executive over there that is a 25-year lender, knows the landscape well, so, ah, we’re expecting great things from a market that historically hasn’t really given us much in the last couple years, so, ah, we’re optimistic about our ability to keep that pipeline full.

Matthew Dodson, JWest, LLC: Perfect, thanks. Congratulations, again.

Mark Klein: Thank you.

*** Operator provides instructions for placing a question ***
While we are waiting for any additional questions, I would like to remind you that today’s call will be accessible on our website at www.yoursbfinancial.com under Investor Relations.

Operator: Since there are no further questions, I will turn the conference back over to Mark Klein.

Mark Klein, President  & CEO, SB Financial Group, Inc.

Thank you. Before I close, I would like to thank

•	The entire staff for their commitment to our client care,
•	Our clients for their trust in our advice, and
•	Our stockholders for their continued support.

We look forward to speaking with you in July for a review of our second quarter results.  Good-bye, thank you for joining us.

Operator: The conference call is now concluded. Thank you for attending today’s presentation. You may now disconnect.

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